Exhibit 16

Office of the Chief Accountant
United States Securities and Exchange Commission
100 F Street
Washington, DC 20549

January 29, 2007

This letter is delivered by Epstein, Weber & Conover, PLC in connection with the filing by WidePoint Corporation with the Securities and Exchange Commission of a Current Report on Form 8-K/A No.1 dated January 22, 2007.

We have reviewed the contents of Item 4.01 of such Current Report on Form 8-K/A No.1 and agree with the statements contained therein.

Very truly yours,

/s/ Epstein, Weber &Conover, PLC